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                                                                     EXHIBIT 2.6

                            STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated this 30th day of December, 1998, among UNICO, INC., a Delaware corporation (the "Seller"), NEXT GENERATION MEDIA CORP., a Nevada corporation (the "Buyer") and T.C. EQUITIES, LTD., a Bahamian investment company ("T.C. Equities").

                                    RECITALS

       A. The Seller desires to issue to Buyer 1,800,000 shares of common stock, par value $0.01 ("Common Stock") of Seller on the terms and conditions set forth below.

       B. The Buyer desires to buy from Seller such shares of Common Stock, on the terms and conditions set forth below.

       C. The Buyer has assigned its right to receive the Common Stock purchased herein to T.C. Equities.

       NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

       1.     Purchase and Sale.

       The Seller agrees to issue and does hereby unconditionally and irrevocably sell, convey, assign and transfer to T.C. Equities, 1,800,000 shares of Common Stock (the "Purchased Securities") for a price of One Hundred Eighty Thousand Dollars and No Cents ($180,000.00) and Buyer's obligation to advance certain other funds to Seller in an amount not less than $54,000 (the "Purchase Price"). Buyer has paid the Seller $170,000 of the Purchase Price in the form of cancellation of indebtedness in the same amount owed to Buyer by Seller and shall have advanced the remaining $54,000, an additional $10,000 of which shall be forgiven, on or before the effective date of the merger between United Marketing Merger Corp., a subsidiary of Buyer and United Marketing Solutions Inc., a subsidiary of Seller.

       2.     Representations and Warranties.

       The Buyer represents and warrants to the Seller as follows:

              (a) The Buyer has the financial ability to bear the economic risk of its investment in the Purchased Securities, has adequate means of providing for its current needs and contingencies, and has no need for liquidity in its investment in the Purchased Securities. Further, alone or with representatives or advisors, the Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

              (b) The Buyer has had the opportunity to question various officers of the Seller regarding its assets, business and prospects, and has received satisfactory answers to all such questions. No representative of the Seller has made any representation regarding the current or future value of the Purchased Securities, and the Buyer has not relied on any such representation in deciding to undertake the transactions contemplated by this Agreement. In making the decision to invest in the Seller, the Buyer has relied solely upon independent investigations made by him or on his behalf.

              (c) The Purchased Securities will be acquired by the Buyer in good faith for investment purposes only, and are not being acquired with


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       a view to, or for, a "distribution" thereof within the meaning of the
       Securities Act of 1933 (the "Securities Act"). The Buyer is aware that there is presently no market for the resale of the Purchased Securities and that no market may exist in the future for such resale, and the Buyer understands that the Purchased Securities are a speculative investment that involves a substantial risk and the Buyer may lose his entire investment.

              (d) The Buyer understands that the Purchased Securities have not been registered under the Securities Act, and agrees that none of the Purchased Securities may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. The Buyer will not, directly or indirectly, voluntarily offer, sell, transfer, pledge, hypothecate or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any Purchased Securities unless (i) registered pursuant to the provisions of the Securities Act, or (ii) an exemption from registration is available under the Securities Act. The Buyer has been advised that the Seller does not have an obligation, and does not intend, to cause any Purchased Securities to be registered under the Securities Act, or to take any action necessary for the Buyer to comply with any exemption under the Securities Act that would permit such Purchased Securities to be sold by the Buyer. The Buyer further understands that, if the Buyer desires to sell or transfer all or any part of the Purchased Securities, the Seller may require the Buyer's counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act. The Buyer understands that the Purchased Securities will bear substantially the following restrictive legend:

              THE SHARES OF STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT") NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES, AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF ANY SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE ACCOMPLISHED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

              (e) The Buyer affirms that all of the representations and warranties of the Buyer contained herein, and all information furnished by the Buyer to the Seller, are true, correct and complete in all respects.

              (f) T.C. Equities makes the same representations and warranties of the Buyer in Sections 2(a), (b), (c), (d) and (e) as if restated herein and further represents and warrants that it is as an "accredited investor" as that term is defined in Regulation D under the Securities Act.

       3.     Indemnification by Buyer/T.C. Equities.

       The Buyer agrees to indemnify and hold the Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against the Seller in respect of any omission, misrepresentation or breach of warranty on the part of Buyer contained in this Agreement. T.C. Equities agrees to indemnify and hold the Seller harmless against, and will reimburse Seller on demand for, any payment,


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loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against the Seller in respect of any omission, misrepresentation or breach of warranty on the part of T.C. Equities contained in this Agreement.

       4.     Taxes and Expenses.

       The Buyer covenants and agrees to pay all taxes, if any, on the transfer to T.C. Equities of the Purchased Securities. Each party shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by it or him in connection with the performance of and compliance with the transactions contemplated by this Agreement.

       5.     Miscellaneous.

                5.1. Notice. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telegram (with messenger service specified), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

                     (a)   If to the Buyer, at:

                            900 North Stafford Street
                            Suite 2003
                            Arlington, VA  22203
                            Telecopy: 703-516-9888

                     (b)   If to the Seller, at:

                            8380 Alban Road
                            Springfield, VA  22150
                            Telecopy:  703-913-0425

                     (c)   If to T.C. Equities, at:

                            c/o  Law Office of Shane Henty Sutton, P.C.
                            1 Rockefeller Plaza
                            Suite 1600
                            New York, NY  10020
                            Telecopy:  212-265-4680

Notice shall be effective immediately upon personal delivery or telecopy, seven
(7) business days after deposit in the mail, or one (1) business day after deposit with a telegraph company or overnight courier service.

              5.2. Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purpose of this Agreement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder and thereunder.

              5.3. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              5.4. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to its subject matter and supersedes all prior written or oral agreements, understandings,


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representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision hereof shall be made except in writing executed by all parties hereto.

              5.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF VIRGINIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

              5.6. Survival. All representations, warranties, indemnities, covenants and agreements made by the parties to this Agreement shall survive the execution of this Agreement.

              5.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

              5.8. Interpretation. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted such provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. For all purposes of this Agreement, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as "herein", "hereof", and the like shall refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (d) the term "include" means "include without limitation"; and (e) the term "or" is intended to include the term "and/or".

              5.9. No Waiver; Remedies Cumulative. No waiver by any party to this Agreement of any one or more defaults by any other party or parties in the performance of any of the provisions hereof or thereof shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein and therein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

              5.10. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.


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       IN WITNESS WHEREOF, the parties caused this Agreement to be executed and delivered as of the date first set forth above.

                                        UNICO, INC.


                                          /s/  Gerard Bernier
                                        ------------------------------
                                        GERARD BERNIER
                                        PRESIDENT


                                        NEXT GENERATION MEDIA CORP.


                                          /s/  Larry Grimes
                                        ------------------------------
                                        LAWRENCE GRIMES
                                        PRESIDENT


                                        T.C. EQUITIES, LTD.


                                          /s/  Peter Fletcher
                                        ------------------------------
                                        PETER FLETCHER
                                        DIRECTOR